UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 30, 2021

e.l.f. Beauty, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37873	46-4464131
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

570 10th Street
Oakland, CA 94607
(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code: (510) 778-7787
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ELF	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry in a Material Definitive Agreement.
New Credit Agreement
On April 30, 2021 (the “Closing Date”) e.l.f. Beauty, Inc. (the “Company”) and certain subsidiaries of the Company entered into an Amended and Restated Credit Agreement (the “New Credit Agreement”) with Bank of Montreal, as the administrative agent, swingline lender and l/c issuer, U.S. Bank, as syndication agent and a joint lead arranger, BMO Capital Markets Corp., as a joint lead arranger and bookrunner, and the lenders from time to time party thereto.
The New Credit Agreement (i) amends and restates the Company’s and certain of its subsidiaries’ existing Credit Agreement, dated as of December 23, 2016 (as amended prior to the Closing Date, the “Old Credit Agreement”), (ii) amends and restates the term loan facility and the revolving credit facility under the Old Credit Agreement, and (iii) refinances the loans under the Old Credit Agreement.
The New Credit Agreement has a five year term and consists of (i) a $100 million revolving credit facility (the “New Revolving Credit Facility”) and (ii) a $100 million term loan facility (the “New Term Loan Facility”; and together with the New Revolving Credit Facility, the “New Credit Facilities”).
The New Credit Facilities will bear interest, at borrowers’ option, at either (i) a rate per annum equal to an adjusted LIBOR rate determined by reference to the cost of funds for the U.S. dollar deposits for the applicable interest period (subject to a minimum floor of 0%) plus an applicable margin ranging from 1.25% to 2.125% based on the Company’s Consolidated Total Net Leverage Ratio (as defined in the New Credit Agreement) or (ii) a floating base rate plus an applicable margin ranging from 0.25% to 1.125% based on the Company’s Consolidated Total Net Leverage Ratio. On the Closing Date, the applicable margin for the New Revolving Credit Facility and the New Term Loan Facility was 1.375% for the adjusted LIBOR rate and 0.375% for the floating base rate.
Interest on borrowings under the New Credit Facilities are payable (i) on the last day of any interest period with respect to LIBOR borrowing with an applicable interest period of three months or less, (ii) every three months with respect to LIBOR borrowings with an interest period of greater than three months or (iii) on the last business day of each March, June, September and December with respect to base rate borrowings. In addition, the New Credit Facilities require payment of an unused fee ranging from 0.10% to 0.30% (based on the Company’s Consolidated Total Net Leverage Ratio) times the average daily amount of unutilized commitments under the New Revolving Credit Facility. On the Closing Date, the unused line fee was 0.15%. The unused fee is payable on the last business day of each quarter. The borrowers are also required to pay customary letter of credit fees and an annual administrative agent fee.
Amortization installment payments on the New Term Loan Facility are required to be made in quarterly installments of $1,250,000 from the fiscal quarter ending September 30, 2021 through March 31, 2026. The remaining outstanding amount will be due and payable on April 30, 2026, the maturity date for the New Term Loan Facility. Principal amounts outstanding under the New Revolving Credit Facility will be due and payable in full on April 30, 2026, the maturity date for the New Revolving Credit Facility.
The New Credit Facilities require prepayment of outstanding loans, subject to certain exceptions, with:
•50% (which percentage will be reduced to 0% if the Company’s Consolidated Total Net Leverage Ratio is less than or equal to 3.00:1.00, in each case as determined as of the last day of the applicable fiscal year and subject to certain reductions) of the Company’s annual excess cash flow (defined as EBITDA less certain customary deductions including, without limitation, unfinanced capital expenditures, fees and expenses under loan documents, insurance proceeds and others);
•100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the loan parties and their respective subsidiaries (including insurance and condemnation proceeds, subject to de minimis thresholds), subject to customary reinvestment rights; and
•100% of the net proceeds of any issuance or incurrence of debt by the loan parties or any of their respective subsidiaries, other than debt permitted under the New Credit Facilities.
The foregoing mandatory prepayments are used to first reduce the principal installments of the New Term Loan Facility (prepaying the then-next four principal installments in direct order of maturity, then pro rata to the remaining principal installments), second, to the New Revolving Credit Facility (without a corresponding reduction in the revolving credit commitment) and third, to cash collateralize the remaining l/c obligations.
The Company may voluntarily repay outstanding loans under the New Credit Facilities at any time without premium or penalty.

The New Credit Agreement contains certain customary representations and warranties and affirmative and negative covenants. The affirmative covenants require the Company to provide the lenders with certain financial statements, business plans, compliance certificates and other documents and reports and to comply with certain laws. The negative covenants restrict the Company’s ability to incur additional indebtedness, create additional liens on its assets, make certain investments, dispose of its assets or engage in a merger or other similar transaction or engage in transactions with affiliates, subject, in each case, to the various exceptions and conditions described in the New Credit Agreement. The negative covenants further restrict the Company’s ability to make certain restricted payments, including the payment of dividends in certain limited circumstances.
The New Credit Agreement also contains financial covenants that require the Company to maintain (a) a certain Consolidated Total Net Leverage Ratio of not more than 3.25 to 1.00 (or, solely with respect to each Measurement Period (as defined in the New Credit Agreement) ending during the twelve month period immediately following the date of consummation of a Material Acquisition (as defined in the New Credit Agreement), permit the Consolidated Total Net Leverage Ratio as of the end of any Measurement Period of the borrowers to be greater than 3.75 to 1.00) and (b) a Consolidated Fixed Charge Coverage Ratio (as defined in the New Credit Agreement) of not less than 1.15 to 1.00.
The New Credit Agreement also includes certain customary events of default. If an event of default occurs and is continuing, the lenders are entitled to take various actions, including the acceleration of the maturity of all loans and to take all actions permitted to be taken by a secured creditor against the collateral under the security documents referenced below and applicable law.
As under the Old Credit Agreement, the Company’s obligations under the New Credit Agreement are secured by a pledge of substantially all of the Company’s personal property and are guaranteed by the Company and the Company’s subsidiaries (other than the borrowers). Also as under the Old Credit Agreement, the obligations of the Company’s subsidiaries under the loan documents are secured by a pledge of substantially all of their respective personal property.
The foregoing summary of the New Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the New Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of the Registrant.
The information disclosed in Item 1.01 is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.	Description
10.1
Amended and Restated Credit Agreement, dated April 30, 2021, by and among the Company as parent guarantor, e.l.f. Cosmetics, Inc., W3LL People, Inc. and J.A. RF, LLC, each as a borrower, Bank of Montreal, as the administrative agent, swingline lender and l/c issuer, U.S. Bank, as syndication agent and a joint lead arranger, BMO Capital Markets Corp., as a joint lead arranger and bookrunner, and the lenders from time to time party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

e.l.f. Beauty, Inc.

Date: May 4, 2021	By:	/s/ Scott Milsten
Scott Milsten
Senior Vice President and General Counsel